Exhibit 99.1

MARATHON OIL CORPORATION REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

HOUSTON, October 31, 2006 – Marathon Oil Corporation (NYSE: MRO) today reported third quarter 2006 net income of $1.623 billion, or $4.52 per diluted share. Net income in the third quarter of 2005 was $770 million, or $2.09 per diluted share. For the third quarter of 2006, net income adjusted for special items was $1.544 billion, or $4.30 per diluted share. For the third quarter of 2005, net income adjusted for special items was $797 million, or $2.16 per diluted share.

Earnings Highlights
	3rd Quarter Ended Sept. 30
(Dollars in millions, except per diluted share data)	2006	2005
Net income adjusted for special items*	$1,544	$797
Adjustments for special items* (net of taxes):
Gain (loss) on long-term U.K. natural gas contracts	58	(48)
Gain on sale of minority interests in Equatorial Guinea LNG Holdings Limited	—	21
U.K. tax legislation	21	—

Net income	$1,623	$770

Net income adjusted for special items* – per diluted share	$4.30	$2.16
Net income – per diluted share	$4.52	$2.09
Revenues and other income	$16,634	$17,151
Weighted average shares, in thousands — diluted	359,368	368,564

*	See page 6 for a discussion of net income adjusted for special items.

Key Events
Exploration and Production

•	Alvheim development in Norway on schedule for first production by end of first quarter 2007

•	Neptune development in the Gulf of Mexico on schedule for first production by early 2008

•	Submitted plan of development and operation (PDO) for Volund field offshore Norway

•	Signed production sharing contract (PSC) for Indonesian deepwater Pasangkayu Block

•	Announced deepwater discovery (Titania) offshore Angola

Refining, Marketing and Transportation

•	Achieved record quarterly total refinery throughputs

•	Signed definitive agreement for a 50/50 joint venture to construct ethanol plants

•	Advanced front-end engineering and design (FEED) for proposed 180,000 barrels per day (bpd) refinery expansion

Integrated Gas

•	Equatorial Guinea LNG Train 1 project 95 percent complete, first shipment expected in mid-2007

•	Awarded FEED contract to evaluate possible second LNG train in Equatorial Guinea

Corporate

•	Repurchased 14.4 million common shares at a cost of $1.146 billion, as of the third quarter 2006

•	Achieved dramatic results from Bioko Island Malaria Control Project in Equatorial Guinea

“We had a very strong quarter operationally, as well as financially. Our upstream and downstream businesses both performed exceptionally well with the downstream business turning in another record setting performance in refinery throughputs while the upstream delivered a strong production performance,” said Clarence P. Cazalot, Jr., Marathon president and CEO. “Additionally, we benefited from strong commodity prices, particularly realized liquids prices in the upstream, and the refining and wholesale margin in the refining business. This strong performance has allowed us to significantly reinvest in value-creating projects around the world while maintaining a strong balance sheet. Marathon’s capital spending is up 38 percent when compared to the same quarter last year and our major projects are progressing on schedule and will start providing profitable growth in 2007. This illustrates our continued investment in growth opportunities designed to meet the energy needs of our customers while creating long-term shareholder value.”

Segment Results
Effective January 1, 2006, Marathon revised its measure of segment income to reflect the effects of minority interests and income taxes related to the segments. In addition, the results of activities primarily associated with the marketing of the Company’s equity natural gas production, which had been presented as part of the Integrated Gas segment prior to 2006, are now included in the Exploration and Production segment. Segment information for all periods presented in this release reflects these changes.

Total segment income was $1.596 billion in the third quarter of 2006, compared with $868 million in the third quarter 2005.

	3rd Quarter Ended Sept. 30
(Dollars in millions)	2006	2005
Segment Income
Exploration & Production (E&P)
United States	$218	$247
International	354	126

Total E&P	572	373
Refining, Marketing & Transportation	1,026	473
Integrated Gas	(2)	22

Segment Income **	$1,596	$868

** See Preliminary Supplemental Statistics on page 10 for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production
Upstream segment income totaled $572 million in the third quarter of 2006, compared to $373 million in the third quarter of 2005. The increase was primarily due to higher liquid hydrocarbon sales prices and volumes, partially offset by higher income taxes.

Reported sales volumes during the quarter averaged 362,000 barrels of oil equivalent per day (boepd) compared to production available for sale of 354,000 boepd. The largest sales volume increase for the period was in Libya, where the first crude oil sales occurred in the first quarter of 2006 and where sales volumes totaled 79,000 boepd for the third quarter of 2006. Included in these sales volumes for the quarter were 2.8 million barrels of oil, or 30,000 boepd, produced and sold during the quarter that had been owed to the Company’s account upon its resumption of operations.

Marathon estimates 2006 average daily production available for sale to be 360,000 to 370,000 boepd, with fourth quarter production available for sale estimated to be 350,000 to 370,000 boepd. These estimates exclude the Company’s former Russian operations, which are reported as discontinued operations, and exclude the impact of any future acquisitions or dispositions.

United States upstream income was $218 million in the third quarter of 2006, compared to $247 million in the third quarter of 2005, primarily as a result of lower natural gas prices and sales volumes partially offset by higher liquid hydrocarbon prices.

International upstream income was $354 million in the third quarter of 2006, compared to $126 million in the third quarter of 2005. The increase was primarily a result of higher liquid hydrocarbon sales volumes due to the resumption of production in Libya and higher hydrocarbon prices. This increase was partially offset by higher international income taxes, higher operating costs, and increased depreciation, depletion and amortization (DD&A) due to higher sales volumes in Libya, the United Kingdom and Equatorial Guinea.

	3rd Quarter Ended Sept. 30
	2006	2005
Key Production Statistics

Net Sales

United States – Liquids (mbpd)	72	71

United States – Gas (mmcfpd)	522	562

International – Liquids (mbpd)	170	59

International – Gas (mmcfpd)	197	245

Net Sales from Continuing Operations (mboepd)	362	264

Discontinued Operations (mboepd)	–	27

Total Net Sales (mboepd)	362	291

Throughout the third quarter of 2006, Marathon continued to advance its major projects including the Alvheim development offshore Norway. At the end of the third quarter of 2006, the project was 73 percent complete and on target to deliver first production by the end of the first quarter of 2007. All subsea equipment is in place and hydrotesting has commenced. Module installations on the floating production, storage and offloading (FPSO) vessel have been completed and work is progressing with the integration of the new equipment with the existing hull systems. Marathon holds a 65 percent interest in Alvheim and serves as operator.

Also in Norway, Marathon submitted the PDO for the Volund development during the third quarter of 2006. Government approval is expected by the end of November 2006. Volund will consist of subsea completions which will be tied-back to Alvheim. Marathon holds a 65 percent interest in Volund.

The Neptune development in the Gulf of Mexico was 55 percent complete at the end of the third quarter of 2006. Development drilling continued throughout the quarter and will continue through first oil. Marathon holds a 30 percent interest in Neptune which remains on target to deliver first production by early 2008.

Marathon signed a PSC with the Government of Indonesia during the third quarter of 2006. The Company was awarded a 70 percent interest and operatorship in the Pasangkayu Block offshore Indonesia as part of Indonesia’s 2005 Regular Tender. Current exploration plans call for collection of geophysical data in 2007, followed by drilling in 2008 and 2009.

Marathon is currently participating in three deepwater wells in Angola. The Company recently announced the Titania discovery in Angola Block 31. The Titania discovery is located in the central part of Block 31 and reinforces the potential for multiple developments on this block. Two additional wells have reached total depth in deepwater Angola and their results will be announced upon government and partner approvals. Marathon holds a 10 percent interest in Angola Block 31 and a 30 percent interest in Angola Block 32. In the Gulf of Mexico, Marathon is currently drilling the Blackwater prospect in Green Canyon Block 246 in which it holds a 40 percent working interest and serves as operator.

Refining, Marketing and Transportation
Downstream segment income was $1.026 billion in the third quarter of 2006, compared to $473 million in the third quarter of 2005.

The key driver of the increase in segment income was the Company’s refining and wholesale marketing gross margin which averaged 32.71 cents per gallon in the third quarter of 2006 versus 17.74 cents in the comparable 2005 quarter. While the average WTI 6-3-2-1 crack spreads declined in the Midwest (Chicago) and Gulf Coast markets in the third quarter of 2006 compared to the third quarter of 2005, the Company’s average refined product sales realizations achieved during the third quarter of 2006 increased more than the refined product spot market prices when compared to the third quarter of 2005. In addition, the refining and wholesale marketing gross margin was enhanced by favorable realizations in the Company’s ethanol blending program. The Company’s refining and wholesale marketing gross margins included a pretax gain of $384 million in the third quarter of 2006 and a pretax loss of $271 million in the third quarter of 2005 related to derivatives that are utilized primarily to manage price risk.

Crude oil refined during the third quarter of 2006 averaged 1,031,000 barrels per day (bpd), 51,000 bpd higher than during the third quarter of 2005. In addition, total refinery throughputs averaged a record 1,249,000 bpd for the third quarter of 2006, 4.5 percent higher than the 1,195,000 bpd during the third quarter of 2005. Marathon was able to achieve this throughput record primarily as a result of the expansion of its Detroit refinery from 74,000 to 100,000 bpd that was completed during the fourth quarter of 2005.

Speedway SuperAmerica’s (SSA) gasoline and distillate gross margin averaged 14.10 cents per gallon during the third quarter of 2006, up from the 12.32 cents per gallon realized in the third quarter of 2005. SSA’s same store merchandise sales increased 6.7 percent during the same period.

	3rd Quarter Ended Sept. 30
	2006	2005
Key Refining, Marketing & Transportation Statistics

Crude Oil Refined (mbpd)	1,031	980

Other Charge and Blend Stocks (mbpd)	218	215

Total Refinery Inputs (mbpd)	1,249	1,195

Refined Product Sales Volumes (mbpd)***	1,434	1,467

Refining and Wholesale Marketing Gross Margin ($/gallon)***	$0.3271	$0.1774

***On April 1, 2006, Marathon changed its accounting for matching buy/sell arrangements as a result of a new accounting standard. This change resulted in lower refined product sales volumes and a higher refining and wholesale marketing gross margin in subsequent periods of 2006 than would have been reported under the previous accounting practices. See Selected Notes to Consolidated Financial Statements on page 9.

Marathon and its partner, The Andersons Inc., recently announced that the companies have signed a definitive agreement forming a 50/50 joint venture, which will construct one or more ethanol plants. As a part of the agreement, The Andersons Inc. will provide day-to-day management of the ethanol plants, as well as corn origination, and distillers dried grain and ethanol marketing services. Marathon is one of the nation’s leading blenders of ethanol in gasoline and this venture will enable the Company to maintain the reliability of future ethanol supplies. Site selection for the venture’s initial plant is expected to be finalized soon and is contingent upon several factors including access to adequate corn supply, proximity to ethanol and distillers dried grain customers, infrastructure and transportation. Decisions related to the construction of any additional ethanol plants will be dependent upon a variety of market conditions and other relevant factors.

Marathon continues to work on the FEED for the proposed 180,000 bpd expansion of its Garyville, La., refinery. The Company expects a final investment decision and permitting to be complete by year-end. Marathon’s expenditure commitments for the Garyville expansion project in 2006 will total approximately $170 million including both FEED costs and the procurement of certain long-lead time process unit components.

Integrated Gas
The Integrated Gas segment reported a loss of $2 million in the third quarter of 2006, compared to income of $22 million in the third quarter of 2005. Income from the Company’s equity method investment in Atlantic Methanol Production Company LLC (AMPCO) was down partially due to a compressor repair which resulted in a shut-down of the plant for part of the quarter.

The Equatorial Guinea LNG Train 1 project remains ahead of schedule with LNG shipments expected to start in mid-2007. At the end of the third quarter of 2006, the project was approximately 95 percent complete. Marathon holds a 60 percent interest in Equatorial Guinea LNG Holdings Limited.

Marathon and its partners have awarded a FEED contract to Bechtel for work related to a potential second LNG train in Equatorial Guinea. The FEED work is expected to be completed by the end of the first quarter of 2007.

Corporate
In January 2006, Marathon announced a $2 billion share repurchase plan. During the first nine months of 2006, Marathon has repurchased approximately 14.4 million of its common shares at a cost of $1.146 billion. Marathon currently anticipates repurchasing $1.5 billion of its common stock by December 31, 2006, with the balance of the $2 billion authorized program to be completed in 2007. This program may be changed based on the Company’s financial condition or changes in market conditions and is subject to termination prior to completion.

Marathon and its project partners have achieved dramatic results during the second year of the five-year, approximately $13 million Bioko Island Malaria Control Project (BIMCP) in Equatorial Guinea. Year two results include a 95 percent reduction in malaria transmitting mosquitoes and a 44 percent reduction in the presence of malaria parasites in children. These results further demonstrate that the BIMCP is steadily eradicating the transmission of a disease that poses the most significant health threat to the citizens of Equatorial Guinea.

Special Items
Marathon has two long-term natural gas sales contracts in the United Kingdom that are accounted for as derivative instruments. Mark-to-market changes in the valuation of these contracts must be recognized in current period income. During the third quarter of 2006, the non-cash after-tax mark-to-market gain on these two long-term natural gas sales contracts related to Marathon’s Brae natural gas production totaled $58 million. Due to the volatility in the fair value of these contracts, Marathon excludes these non-cash gains and losses from “net income adjusted for special items.”

In July 2006, the U.K. supplemental corporation tax rate was increased from 10 percent to 20 percent effective January 1, 2006. The $21 million impact of this tax rate change on the applicable net deferred tax assets as of January 1, 2006 has been excluded from “net income adjusted for special items.”

The Company will conduct a conference call and webcast today, October 31, 2006, at 2 p.m. EST during which it will discuss third quarter 2006 results. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon Web site at www.marathon.com. Replays of the webcast will be available through November 14, 2006. Quarterly financial and operational information is also provided on Marathon’s Web site at http://www.marathon.com/Investor_Center/Investor_Relations/ in the Quarterly Investor Packet.

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In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon’s ongoing operations. A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1 of this release. “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP. Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon’s financial performance between periods. Management also uses “net income adjusted for special items” to compare Marathon’s performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas and condensate production and sales, the development of the Alvheim and Volund fields, the Neptune development, potential developments in Angola, anticipated future exploratory and development drilling activity, in Indonesia and other locations, a joint venture that would construct and operate ethanol plants, the Garyville expansion project, an LNG project in Equatorial Guinea and possible expansion thereof, and the common stock repurchase program. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas and condensate production and sales, the development of Alvheim, Volund and Neptune, potential developments in Angola, and anticipated future exploratory and drilling activity include pricing, supply and demand for petroleum products, amount of capital available for exploration and development, regulatory constraints, inability or delay in obtaining government and third-party approvals and permits, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. Worldwide production and sales could also be affected by the occurrence of acquisitions or dispositions of oil and gas properties. Factors that could affect ethanol plant construction, management and development, and the proposed Garyville expansion project include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, necessary government and third-party approvals, and other risks customarily associated with construction projects. The proposed Garyville project may be further affected by crude oil supply. Factors that could affect the LNG project include unforeseen problems arising from construction, inability or delay in obtaining necessary government and third-party approvals, unanticipated changes in market demand or supply, environmental issues, availability or construction of sufficient LNG vessels, and unforeseen hazards such as weather conditions. In addition to these factors, other factors that could potentially affect the possible expansion of the LNG project and the development of additional LNG capacity through additional projects include partner approvals, access to sufficient natural gas volumes through exploration or commercial negotiations with other resource owners and access to sufficient regasification capacity. The common stock repurchase program could be affected by changes in prices of and demand for crude oil, natural gas and refined products, actions of competitors, disruptions or interruptions of the Company’s production or refining operations due to unforeseen hazards such as weather conditions or acts of war or terrorist acts, and other operating and economic considerations. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2005, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:	Paul Weeditz	713-296-3910
	Scott Scheffler	713-296-4102
Investor Relations Contacts:	Ken Matheny	713-296-4114
	Howard Thill	713-296-4140

Condensed Consolidated Statements of Income (Unaudited)
	3rd Quarter Ended		Nine Months Ended
	September 30		September 30
(Dollars in millions, except per share data)	2006	2005	2006	2005
Revenues and Other Income:
Sales and other operating revenues (including consumer excise taxes)	$15,837	$13,248	$44,699	$35,044
Revenues from matching buy/sell transactions	237	3,433	5,249	9,807
Sales to related parties	418	396	1,141	1,047
Income from equity method investments	109	69	298	153
Net gains on disposal of assets	12	12	28	46
Other income (loss), net	21	(7)	48	33

Total revenues and other income	16,634	17,151	51,463	46,130

Costs and Expenses:
Cost of revenues (excludes items below)	11,260	10,825	32,647	27,761
Purchases related to matching buy/sell transactions	222	3,038	5,205	9,312
Purchases from related parties	61	44	159	163
Consumer excise taxes	1,297	1,217	3,739	3,511
Depreciation, depletion and amortization	361	319	1,130	950
Selling, general and administrative expenses	300	324	895	851
Other taxes	92	84	280	241
Exploration expenses	97	64	234	130

Total costs and expenses	13,690	15,915	44,289	42,919

Income from Operations	2,944	1,236	7,174	3,211
Net interest and other financing costs (income)	(7)	31	7	99

Minority interests in income (loss) of:
Marathon Petroleum Company LLC	—	—	—	384
Equatorial Guinea LNG Holdings Limited	(2)	(3)	(7)	(4)

Income from Continuing Operations before Income Taxes	2,953	1,208	7,174	2,732
Provision for income taxes	1,330	458	3,296	991

Income from Continuing Operations	1,623	750	3,878	1,741
Discontinued operations	—	20	277	26

Net Income	$1,623	$770	$4,155	$1,767

Income from Continuing Operations
Per share — basic	$4.55	$2.05	$10.75	$4.94
Per share – diluted	$4.52	$2.03	$10.66	$4.90
Net Income
Per share — basic	$4.55	$2.11	$11.52	$5.01
Per share – diluted	$4.52	$2.09	$11.42	$4.97
Dividends paid per share	$0.40	$0.33	$1.13	$0.89
Weighted average shares, in thousands
Basic	356,330	365,137	360,710	352,807
Diluted	359,368	368,564	363,938	355,726

Selected Notes to Financial Statements (Unaudited)

1.	On April 1, 2006, Marathon changed its accounting for matching buy/sell arrangements that are entered into or modified on or after April 1, 2006 as a result of a new accounting standard. In a typical matching buy/sell transaction, Marathon enters into a contract to sell a particular grade of crude oil or refined product at a specified location and date to a particular counterparty and simultaneously agrees to buy a particular grade of the same commodity at a specified location on the same or another specified date from the same counterparty. Prior to this change in accounting, Marathon recorded such matching buy/sell transactions in both revenues and cost of revenues as separate sales and purchase transactions. Upon adoption, these transactions are accounted for as exchanges of inventory. Transactions arising from matching buy/sell arrangements entered into before April 1, 2006 will continue to be reported as separate sales and purchase transactions.

This change in accounting will not have an effect on net income. However, the amount of revenues recognized subsequent to adoption will be less than the amount that would have been recognized under previous accounting practices. Cost of revenues will decrease by an amount equal to the decrease in revenues.

Preliminary Supplemental Statistics (Unaudited)
	3rd Quarter Ended		Nine Months Ended
	September 30		September 30
(Dollars in millions, except as noted)	2006	2005	2006	2005
Segment Income (Loss)
Exploration & Production
United States	$218	$247	$706	$682
International	354	126	990	529

Total E&P	572	373	1,696	1,211
Refining, Marketing & Transportation	1,026	473	2,262	863
Integrated Gas	(2)	22	23	44

Segment Income	1,596	868	3,981	2,118

Items not allocated to segments, net of taxes:
Corporate and other unallocated items	(52)	(91)	(217)	(235)
Gain (loss) on long-term U.K. natural gas contracts	58	(48)	93	(178)
Gain on sale of minority interests in EG Holdings	—	21	—	21
Ohio tax legislation	—	—	—	15
U.K. tax legislation	21	—	21	—
Discontinued operations	—	20	277	26

Net Income	$1,623	$770	$4,155	$1,767
Capital Expenditures
Exploration & Production	$795	$361	$1,616	$927
Refining, Marketing & Transportation(a)	223	206	527	508
Integrated Gas(b)	72	205	236	513
Discontinued Operations	—	26	45	73
Corporate	7	1	26	4

Total	$1,097	$799	$2,450	$2,025
Exploration Expense
United States	$40	$18	$109	$60
International	57	46	125	70

Total	$97	$64	$234	$130

Preliminary Supplemental Statistics (Unaudited) (continued)
	3rd Quarter Ended September 30		Nine Months Ended September 30
Operating Statistics
Net Liquid Hydrocarbon Sales (mbpd)(c)
United States	72	71	77	76
Europe	29	11	35	31
Africa	141	48	116	48

Total International	170	59	151	79

Worldwide Continuing Operations	242	130	228	155
Discontinued operations	–	27	16	25

Worldwide	242	157	244	180

Net Natural Gas Sales (mmcfd)(c)(d)
United States	522	562	536	570
Europe	141	159	237	244
Africa	56	86	65	93

Total International	197	245	302	337

Worldwide	719	807	838	907

Net Sales from Continuing Operations (mboepd)	362	264	368	306
Net Sales from Discontinued Operations (mboepd)	–	27	16	25

Total Net Sales (mboepd)	362	291	384	331

Average Realizations (e)
Liquid Hydrocarbons ($ per net bbl)
United States	$60.37	$52.38	$56.38	$44.24
Europe	66.19	61.44	65.64	49.73
Africa	63.64	50.45	61.71	47.03
Total International	64.07	52.53	62.63	48.07
Worldwide Continuing Operations	62.96	52.45	60.51	46.19
Discontinued operations	–	38.78	38.38	32.98
Worldwide	$62.96	$50.10	$59.02	$44.34
Natural Gas ($ per net mcf)
United States	$5.62	$6.56	$5.89	$5.76
Europe	5.65	4.69	6.83	4.90
Africa	0.24	0.25	0.25	0.25
Total International	4.10	3.12	5.41	3.62
Worldwide	$5.21	$5.52	$5.72	$4.96

Preliminary Supplemental Statistics (Unaudited) (continued)
	3rd Quarter Ended		Nine Months Ended
	September 30		September 30
(Dollars in millions, except as noted)	2006	2005	2006	2005
Refinery Runs (mbpd)
Crude Oil Refined	1,031	980	989	972
Other Charge and Blend Stocks	218	215	225	187

Total	1,249	1,195	1,214	1,159
Refined Product Yields (mbpd)
Gasoline	655	658	655	624
Distillates	336	326	316	315
Propane	24	22	23	21
Feedstocks and Special Products	121	89	118	101
Heavy Fuel Oil	21	21	23	24
Asphalt	106	90	94	87

Total	1,263	1,206	1,229	1,172
Refined Product Sales Volumes (mbpd)(f)(g)	1,434	1,467	1,437	1,438
Matching buy/sell volumes included in refined product sales volumes (mbpd) (g)	2	66	32	78
Refining and Wholesale Marketing Gross Margin ($/gallon)(h)	$0.3271	$0.1774	$0.2478	$0.1369
Speedway SuperAmerica LLC
Number of SSA retail outlets	1,635	1,638	—	—
SSA Gasoline and Distillate Sales(i)	867	825	2,459	2,392
SSA Gasoline and Distillate Gross Margin ($/gallon)	$0.1410	$0.1232	$0.1168	$0.1170
SSA Merchandise Sales	$729	$689	$2,029	$1,894
SSA Merchandise Gross Margin	$178	$162	$497	$468

(a) Includes MPC at 100 percent.

(b) Includes Equatorial Guinea LNG Holdings at 100 percent.

(c) Amounts represent net sales after royalties, except for Ireland where amounts are before royalties.

(d) Includes natural gas acquired for injection and subsequent resale of 36 mmcfd and 59 mmcfd in the third quarters of 2006 and 2005, and 45 mmcfd and 34 mmcfd for the first nine months of 2006 and 2005. Effective July 1, 2005, the methodology for allocating sales volumes between natural gas produced from the Brae complex and third-party natural gas production was modified, resulting in an increase in volumes representing natural gas acquired for injection and subsequent resale.

(e) Excludes gains and losses on traditional derivative instruments and the unrealized effects of long-term U.K. natural gas contracts that are accounted for as derivatives.

(f) Total average daily volumes of all refined product sales to wholesale, branded and retail (SSA) customers.

(g) As a result of the change in accounting for matching buy/sell arrangements on April 1, 2006, the reported sales volumes will be lower than the volumes determined under the previous accounting practices. See Selected Notes to Consolidated Financial Statements on page 9.

(h) Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation. As a result of the change in accounting for matching buy/sell transactions on April 1, 2006, the resulting per gallon statistic will be higher than the statistic that would have been calculated from amounts determined under previous accounting practices. See Selected Notes to Consolidated Financial Statements on page 9.

(i) Millions of gallons.